Exhibit 99.1

NEWS RELEASE
For more information, contact:	May 11, 2006
Lisa F. Campbell, Executive Vice President and CFO lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

RECORD EARNINGS FOR FIRST QUARTER 2006

Dunn, NC. . . New Century Bancorp (the “Company” - OTC: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income for the quarter ended March 31, 2006 of $1.1 million, or basic and diluted earnings per share of $0.25 and $0.23, respectively, compared to net income of $805,000 or basic and diluted earnings per share of $0.19 and $0.18, respectively, for the same period in 2005, representing an increase in net income of 36% in the year-to-year comparison.

As of March 31, 2006, the Company reported total assets of $442.9 million compared to $357.6 million at March 31, 2005, an increase of 24%. Total deposits were $374.1 million and total loans were $339.7 million compared to total deposits of $295.7 million and total loans of $287.9 million at the end of first quarter 2005, increases of 27% and 18%, respectively.

“The year 2006 has started off well for New Century Bancorp,” said John Q. Shaw, president and CEO for the Company. “Our earnings results were above the first quarter of last year, primarily due to our performance regarding net interest income. As prime lending rates have increased, and as we have continued to grow earning assets, our net interest margin has increased and the results are reflected in net interest income.

“Our Company is growing. During the first quarter we opened a new office in a temporary location in Lillington, NC. David Stephens and his staff of experienced, local bankers are already creating good customer relationships in that market. A ribbon-cutting is planned for the temporary facility in early May, as we continue our search for a permanent location in this vital Harnett County community. In addition, we announced the pending acquisition of Progressive State Bank, which is headquartered in Lumberton, NC. Progressive, which has five offices, will become part of New Century Bank South (formerly New Century Bank of Fayetteville). Progressive shareholders have approved the merger, and with regulatory approval expected, the merger is planned to be final in July.”

New Century Bank has offices in Dunn, NC, Clinton, NC, Goldsboro, NC, and Lillington, NC, and New Century Bank South serves Fayetteville through a new headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

###

www.newcenturybanknc.com

The information as of and for the quarter and year ended March 31, 2006 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended March 31,
	2006	2005
Operating Data:
Total interest income	$7,652	$5,127
Total interest expense	3,321	1,901

Net interest income	4,331	3,226
Provision for loan losses	408	500

Net interest income after provision	3,923	2,726
Noninterest income	553	556
Noninterest expense	2,738	2,062

Income before income taxes	1,738	1,220
Provision for income taxes	669	415

Net income	$1,069	$805

Per Share Data (1):
Earnings per share - basic	$0.25	$0.19
Earnings per share - diluted	0.23	0.18
Market price
High	25.00	16.00
Low	20.20	12.67
Close	20.30	16.00
Book value	8.02	7.13

Weighted average shares outstanding
Basic	4,250,384	4,217,216
Diluted	4,567,272	4,471,716

Selected Quarter-End Balance Sheet Data:
Gross loans	$339,650	$287,981
Allowance for loan losses	5,673	4,083
Other earning assets	84,260	56,031
Total assets	442,970	357,600
Deposits	374,119	295,716
Borrowings	32,649	18,450
Shareholders’ equity	34,138	30,067

Selected YTD Average Balances:
Total assets	$440,339	$339,454
Loans, net of allowance	330,645	271,654
Total interest-earning assets, net of allowance	416,599	321,935
Deposits	371,431	278,050
Total interest-bearing liabilities	351,541	271,511
Shareholders’ Equity	33,982	30,415

Selected Performance Ratios:
Return on average assets	0.98%	0.96%
Return on average equity	12.76%	10.73%
Noninterest expense to average assets	2.52%	2.46%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.27%	0.07%
Allowance for loan losses to period-end loans	1.67%	1.42%
Net loan charge-offs to average loans	0.04%	0.02%

Other Data:
Number of banking offices	6	4
Number of full time equivalent employees	105	74

(1)	2005 share and per share data restated to reflect the Company’s 3-for-2 stock split that was declared in July 2005.